                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  FORM 8-K/A

                                AMENDMENT NO. 2

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 23, 1996
                                                        -----------------


                      CENTRAL TRACTOR FARM & COUNTRY, INC.
                      -----------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                              0-24902                  42-1425562
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(State or Other Jurisdiction    (Commission File              (IRS Employer
       of Incorporation)            Number)                 Identification No.)


              3915 Delaware Avenue, Des Moines, Iowa  50316-0330
              --------------------------------------------------
           (Address of Principal Executive Offices)        (Zip Code)



     Registrant's telephone number, including area code:   (515) 266-3101
                                                           ---------------


                                Not applicable
                                --------------
         (Former name or former address, if changed since last report)


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ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

     On December 23, 1996, JWC Acquisition I, Inc. ("Acquiror") purchased 5,783,515 shares of Common Stock of Central Tractor Farm & Country, Inc.(the "Company") and a warrant to purchase 230,523 shares of Common Stock of the Company from certain affiliates of Butler Capital Corporation (the "Securityholders") pursuant to a Securities Purchase Agreement dated November 27, 1996 between Acquiror, J.W. Childs Equity Partners, L.P. ("Childs"), CT Holding, Inc. ("Holding"), and the Securityholders. As a result of this purchase, as of December 23, 1996, Acquiror owned 64.5% of the issued and outstanding shares of Common Stock of the Company (based on the number of shares of Common Stock issued and outstanding as of December 23, 1996).

     Acquiror purchased the 5,783,515 shares of Common Stock for $14.00 per share in cash and the warrant for a cash price equal to the product of (x) 230,523, the number of shares of Common Stock subject to such warrant, and (y) the excess of $14.00 over $3.59, the per share exercise price of such warrant.

     Childs has indicated to the Company that Acquiror obtained approximately $50.8 million of the approximately $83.4 million necessary to consummate this purchase through capital contributions from Childs, certain of its affiliates, co-investors and other investors. Childs has also indicated to the Company that the balance of the $83.4 million purchase price, or approximately $32.6 million, was obtained from borrowings under an interim margin loan facility consisting of term and revolving loan facilities (collectively, the "Credit Facility") established under a Credit Agreement dated as of December 23, 1996 among Acquiror, certain lenders, NationsBank, N.A., as administrative agent, and Fleet National Bank, as co-agent. Childs has informed the Company that the Credit Facility is guaranteed by Holding, and is secured by a pledge of all of the Common Stock of the Company owned by Acquiror. Childs has informed the Company that the loans under the Credit Facility bear interest at the following rates per annum, at Acquiror's option: (a) 1.5% over the higher of (i) the NationsBank, N.A. prime rate in effect from time to time and (ii) the Federal Funds Rate plus 0.50% or (b) 3.50% over the London Interbank Offered Rate adjusted for reserves. Childs has informed the Company that all amounts outstanding under the Credit Facility are due and payable upon the earlier to occur of (i) the consummation of the Merger pursuant to the Merger Agreement dated November 27, 1997 among the Company, Childs, Holding and Acquiror (the "Merger Agreement"), or (ii) April 30, 1997.

     Immediately after the purchase transaction was consummated, Messrs. Gilbert Butler, Donald Cihak, and Costa Littas, all of whom are affiliated with Butler Capital Corporation, resigned as directors of the Company. None of the remaining directors of the Company are affiliated with either Butler Capital Corporation or Childs.

     Pursuant to the terms of the Merger Agreement, Acquiror is entitled to designate up to such number of directors, rounded up to the next whole number, to the Board of Directors of the Company as will give Acquiror representation on the Board of Directors proportionate to the percentage ownership of the outstanding shares of Common Stock of the Company of Acquiror and its affiliates. In order to effectuate this provision, the Company will either increase the size of the

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Board of Directors or secure the resignation of the necessary number of directors to enable Acquiror's designees to be elected to the Board of Directors. The resignations by the Butler Capital Corporation affiliates from the Board of Directors of the Company were submitted voluntarily by such individuals and were not requested by Acquiror or the Company in order to effectuate this provision of the Merger Agreement. Acquiror has indicated to the Company that it does not presently intend to exercise its right to designate directors until the Merger contemplated by the Merger Agreement is consummated.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits  A list of exhibits filed herewith is given in the Exhibit
          --------
Index that precedes the exhibits filed with this report.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CENTRAL TRACTOR FARM & COUNTRY, INC.


                         By: /s/ G. Dean Longnecker
                             -------------------------------------------------
                             G. Dean Longnecker
                             Executive Vice President, Finance
                             and Chief Financial Officer

Date:  January 17, 1997

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                                 EXHIBIT INDEX


     The following exhibits are filed with the Current Report on Form 8-K.



Exhibit No.    Description                                     Sequential Page
-----------    -----------                                     ---------------
                                                                   Number
                                                                   ------
10.16*         Agreement and Plan of Merger dated
               November 27, 1996 by and among Central
               Tractor Farm & Country, Inc., J.W. Childs
               Equity Partners, L.P., JWC Holdings I,
               Inc., and JWCAcquisition I, Inc.

 10.17*        Securities Purchase Agreement dated as
               of November 27, 1996 by and among
               certain affiliates of Butler Capital
               Corporation, J.W. Childs Equity
               Partners, L.P., and JWC Acquisition I,
               Inc.

_____________
* Previously filed as part of the Current Report on Form 8-K of the Company dated November 27, 1996 as filed with the Securities and Exchange Commission on December 3, 1996 and incorporated herein by reference.